UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: June 29, 2007
(Date of earliest event reported)

Rosetta Resources Inc.
(Exact name of registrant as specified in its charter)

DE	000-51801	43-2083519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

717 Texas, Suite 2800		77002
(Address of principal executive offices)		(Zip Code)
713-335-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On June 29, 2007, Calpine Corporation (“Calpine”) filed a lawsuit against Rosetta Resources Inc. (the “Company”) in the United States Bankruptcy Court for the Southern District of New York.  The complaint alleges that the purchase by the Company of the domestic oil and natural gas assets formally owned by Calpine (the “Assets”) in July 2005 for $1.05 billion, prior to Calpine’s declaring bankruptcy, was for less than reasonably equivalent value.  Calpine is seeking (i) monetary damages for the alleged missing value of these assets which it estimates to be approximately $400 million dollars, plus interest, or (ii) in the alternative, return of the Assets from the Company.  The Company intends to deny and vigorously defend against all claims made by Calpine and is further considering additional steps it may take to fully protect the Company’s interests.

The Company vigorously denounces Calpine’s claims and believes them to be incorrect and wholly unsupportable.  The Company is confident that Calpine received fair and reasonably equivalent value for the Assets and that the Company will prevail in any litigation.  The Company understands that Calpine weighed and considered the value of and alternative transactions with respect to the Assets before electing to proceed with the sale of the Assets at the price Calpine established.  The Company also understands Calpine received one or more competing offers from third parties before agreeing to the sale of the Assets.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
    None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2007	ROSETTA RESOURCES INC.

	By:	/s/ Michael J. Rosinski
Michael J. Rosinski
Executive Vice President and Chief Financial Officer